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Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Bruce Thomas Conexant Systems, Inc. (949) 483-2698

CONEXANT COMPLETES SALE OF AN ADDITIONAL $50 MILLION OF CONVERTIBLE SUBORDINATED NOTES

NEWPORT BEACH, Calif., May 11, 2006 – Conexant Systems, Inc. (NASDAQ: CNXT) today announced that it has completed the sale of an additional $50 million aggregate principal amount of convertible subordinated notes due in 2026 to initial purchaser Lehman Brothers, Inc.

On March 2, 2006, the company announced the pricing on its offering of $200 million aggregate principal amount of convertible notes due 2026. The offering, which was made to qualified institutional buyers in a private placement, closed on March 7, 2006. The notes bear interest at a rate of 4% per year and rank junior in right of payment to all of Conexant’s existing and future senior indebtedness. At the time, Conexant granted Lehman Brothers an option to purchase up to an additional $50 million aggregate principal amount of notes. Lehman Brothers exercised the option in full, increasing the total aggregate principal amount of notes sold to $250 million.

The notes are convertible, at the option of the holder upon the satisfaction of certain conditions, into the company’s common stock at an initial conversion rate of 203.2520 shares per $1,000 principal amount of the notes, subject to certain adjustments. The initial conversion rate is equivalent to a conversion price of approximately $4.92 per share. Upon conversion, the company has the right to deliver, in lieu of common stock, cash or a combination of cash and common stock

The company intends to apply the net proceeds from the offering of the notes to the repayment or other retirement of outstanding indebtedness.

These securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

About Conexant

Conexant’s innovative semiconductor solutions are driving broadband communications and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.

Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11a/b/g-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlug™ and HomePNA™. The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.

Conexant is a fabless semiconductor company with an annual revenue run-rate in excess of $900 million. The company has approximately 2,500 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

These risks and uncertainties include, but are not limited to: general economic and political conditions and conditions in the markets we address; the substantial losses the company has incurred recently; the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; continuing volatility in the technology sector and the semiconductor industry; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions and product quality; the company’s ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability of our customers to manage inventory; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation and the demands it may place on the time and attention of company management; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.